HOLOGIC, INC.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              FEBRUARY 27, 1996

TO THE STOCKHOLDERS OF HOLOGIC, INC.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Hologic, Inc., a Delaware Corporation (the "Company"), will be held on Tuesday, February 27, 1996 at 10:00 a.m., local time, at the offices of the Company, 590 Lincoln Street, Waltham, Massachusetts 02154 for the following purposes:

            1. To elect five (5) directors to serve for the ensuing year and until their successors are duly elected.

            2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase from 10,000,000 to 30,000,000 the number of the Company's authorized shares of Common Stock.

            3. To consider and act upon a proposal to adopt the Company's 1995 Combination Stock Option Plan.

            4. To consider and act upon a proposal to amend the Company's Amended and Restated 1990 Non-Employee Director Stock Option Plan.

            5. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

            6. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on January 2, 1996 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                       By order of the Board of Directors

                                       Lawrence M. Levy, Secretary
Waltham, Massachusetts
January 15, 1996

                                  IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                       THANK YOU FOR ACTING PROMPTLY.

                                HOLOGIC, INC.
                               ______________

                               PROXY STATEMENT

                     1996 ANNUAL MEETING OF STOCKHOLDERS
                              FEBRUARY 27, 1996

               INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Hologic, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, February 27, 1996, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company, 590 Lincoln Street, Waltham, Massachusetts 02154. This proxy statement, the accompanying proxy card and the annual report to stockholders are first being mailed to stockholders on or about January 16, 1996.

Record Date and Stock Ownership

      Only stockholders of record at the close of business on January 2, 1996, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on January 2, 1996 there were outstanding and entitled to vote ____________ shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock.

Revocability of Proxies

      Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 590 Lincoln Street, Waltham, Massachusetts 02154, written notice of revocation or duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

Voting and Solicitation

      The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the approval of each of the matters to be voted upon at the Annual Meeting. A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions, including broker non-votes, will have no effect on the outcome of the vote for the election of directors, but will have the effect of being cast against any of the other proposals, even though the stockholder so abstaining intends a different interpretation.

      All costs of this solicitation of proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than September 18, 1996, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL 1

                            ELECTION OF DIRECTORS

      A board of five (5) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board of Directors' nominees named below. All nominees are currently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as director. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

      Set forth below is certain biographical information regarding the nominees, including information furnished by them as to their principal occupation for the last five (5) years, certain other directorships held by them and their ages as of January 2, 1996.

                                                               Director
      Name            Age   Position                           Since

S. David Ellenbogen   57    Chairman of the Board and
                            Chief Executive Officer            1985
Jay A. Stein          53    Senior Vice President, Technical
                            Director and Director              1985
Irwin Jacobs          58    Director                           1990
William A. Peck       62    Director                           1990
Gerald Segel          74    Director                           1990

      Mr. Ellenbogen, a co-founder of the Company, has served as its Chief Executive Officer and a director since its organization in October 1985, as its Chairman of the Board of Directors since May 1994, as its President from October 1985 until May 1994 and as its Treasurer from October 1985 until February 1992. Prior to founding the Company, Mr. Ellenbogen served as President, Treasurer and a director of Diagnostic Technology, Inc. ("DTI"), which he co-founded with Dr. Stein in 1981. DTI, which developed an x-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. ("ATL"), a wholly-owned subsidiary of Squibb Corporation. Mr. Ellenbogen was involved in the management of the digital angiography group of ATL from 1982 to 1985. Since July 1989, Mr. Ellenbogen has also been the President, Treasurer and a director of Vivid Technologies, Inc. ("Vivid") and has been devoting approximately sixteen hours per week to Vivid pursuant to a management agreement between the Company and Vivid. See "Certain Transactions".

      Dr. Stein, a co-founder of the Company, has served as its Senior Vice President, Technical Director and a director since its organization. Dr. Stein co-founded DTI with Mr. Ellenbogen in 1981, served as Vice President and Technical Director of DTI and was Technical Director of the digital angiography group of its successor, ATL, from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents involving x-ray technology. Since July 1989, Dr. Stein has also been the Senior Vice President, Technical Director and a director of Vivid and has been devoting approximately eight hours per week to Vivid pursuant to a management agreement between the Company and Vivid. See "Certain Transactions".

      Mr. Jacobs has been a director of the Company since January 1990. Mr. Jacobs has been the President of Dataviews, Inc., a company which manufactures and distributes software products, since January 1992. Since December 1990, Mr. Jacobs has also been the Chairman of the Board of Personal Protection Consultants, Inc., a company which provides specialized training to hospitals and law enforcement agencies. From May 1990 to December 1990, Mr. Jacobs was a Vice President of Ask Computers, Inc., a computer system developer. From 1987 to May 1990, Mr. Jacobs was the President and Chairman of the Board of Directors of Perception Technology Corp., a manufacturer of voice response systems.

      Dr. Peck has been a director of the Company since January 1990. In 1989, Dr. Peck became the Vice Chancellor for Medical Affairs at Washington University (Executive Vice Chancellor since 1993) and Dean of the Washington University School of Medicine in St. Louis, Missouri. From 1976 until his appointment as Vice Chancellor, Dr. Peck was a Professor of Medicine and the Co-Chairman of the Department of Medicine at Washington University, and the Physician-in-Chief at the Jewish Hospital of St. Louis. Dr. Peck is a member of the Board of Trustees of the National Osteoporosis Foundation and served as its President from 1985 to 1990. Dr. Peck also serves as a director of Allied Healthcare Products, Inc., Reinsurance Group of America, Inc. and Boatman's Trust Company.

      Mr. Segel has been a director of the Company since March 1990. Mr. Segel, currently retired, was Chairman of the Board of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 through January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel also serves as a director of Litchfield Financial, Inc.

Board of Directors' Meetings and Committees

      The Board of Directors met five times during the year ended September 30, 1995. Each director attended at least 75% of the meetings of the Board of Directors and each of its Committees on which they served.

      Standing committees of the Board include an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

      Messrs. Ellenbogen, Jacobs and Segel and Dr. Stein are currently the members of the Executive Committee. The Executive Committee did not meet formally during fiscal 1995. The Executive Committee has all the powers and authority of the Board of Directors, except those powers that may not lawfully be delegated by the Board of Directors and except those specific powers delegated by the Board of Directors to any other committee appointed by it.

      Messrs. Jacobs and Segel are currently the members of the Audit Committee. During fiscal 1995, the Audit Committee met three times with the Company's independent auditors. The Audit Committee reviews with the Company's independent auditors the scope of the audit for the year, the results of the audit when completed, the adequacy of the Company's internal control systems and financial reporting procedures and the independent auditors' fee for services performed.

      Messrs. Jacobs and Segel and Dr. Peck are currently the members of the Company's Compensation Committee. During fiscal 1995, the Compensation Committee met four times. The Compensation Committee determines the compensation to be paid to key officers of the Company and administers the Company's 1986 Combination Stock Option Plan, Executive and Key Employee Bonus Program, Performance-Bonus Plan, 1995 Employee Stock Purchase Plan, 1995 Combination Stock Option Plan, if approved, and 401(k) Plan.

Compensation of Directors

      Each non-employee director received (i) an annual retainer of $3,000, payable $750 per quarter, (ii) a director's meeting fee of $600 for each meeting of the Board of Directors at which the director was physically present and $300 for each meeting at which the director participated by telephone and
(iii) a committee meeting fee for each meeting of a committee of the Board of Directors at which the director was physically present, in the amount of $600 if the meeting was held on a day other than the day of the meeting of the Board of Directors and $300 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

      Non-employee directors are also eligible to receive stock options pursuant to the Company's Amended and Restated 1990 Non-Employee Director Stock Option Plan. See "Proposal 4."


                                 PROPOSAL 2

  APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE
                 NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Board of Directors unanimously approved and recommends to the Company's stockholders that they consider and approve the proposed amendment of the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock, $.01 par value, from 10,000,000 to 30,000,000. The additional shares of Common Stock would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. If the proposed amendment is approved by the Company's stockholders, the first paragraph of Article Fourth of the Company's Certificate of Incorporation, as amended, would read in its entirety as follows:

      "(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 30,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and (ii) 1,622,685 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock")."

      Pursuant to Delaware corporate law, the Board of Directors is authorized to issue from time to time any and all authorized and unissued shares of Common Stock for any proper corporate purposes without prior stockholder approval, except as may be required for a particular transaction by the Company's Certificate of Incorporation, or by the rules of the NASDAQ Stock Market, or any other stock exchange on which the Company's securities may then be listed.

      The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. As of January 2, 1996, there were ______________ shares of Common Stock issued and outstanding. On December 13, 1995, the Board of Directors declared a two-for-one stock split with respect to the Common Stock, which will be payable to stockholders in the form of a stock dividend, subject to the approval by stockholders of the increase in the number of authorized shares of Common Stock. The payment date and the record date for determining stockholders entitled to receive stock dividend shares are to be determined by the Board of Directors after the Annual Meeting. In connection with the stock split, if the stockholders approve the increase in the number of authorized shares of Common Stock, the Company will issue to stockholders of record on the record date determined by the Board of Directors an aggregate of approximately 5,500,000 shares of Common Stock (assuming completion of the public offering discussed below). The stock split will result in one additional share of Common Stock being issued for each share of Common Stock issued and outstanding on the record date for the stock split. The Board of Directors may, in its discretion, determine not to proceed with the two-for-one stock split, depending upon the market price of the Company's Common Stock and other factors. On December 14, 1995, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission with respect to the proposed public sale by the Company of up to 1,246,000 newly issued shares of Common Stock (including up to 46,000 shares if the underwriters' over-allotment option is exercised in full). In addition, an aggregate of 706,291 shares of Common Stock are currently reserved for issuance pursuant to the Company's stock plans. Moreover, if Proposals 3 and 4, regarding adoption of the Company's 1995 Combination Stock Option Plan and amendment of the Company's Director Plan, respectively, are approved, an aggregate of 1,281,291 shares will be reserved for issuance pursuant to the Company's stock plans. The proposed increase in the number of authorized shares of Common Stock will, among other things, enable the Company to effect the stock split.

      The proposed increase in the number of authorized shares of Common Stock will also give the Company greater flexibility by allowing shares of Common Stock to be issued by the Board of Directors without the delay and expense of a special meeting of stockholders. For example, the Board of Directors may deem it appropriate to make a private or public offering of the Common Stock in order to raise funds for working capital or other purposes, or the Common Stock may be issued to finance possible future acquisitions, or for distribution to the Company's stockholders in the event of a stock dividend or additional stock splits, or for distribution pursuant to employee benefit plans.

      Stockholders of the Company do not now have preemptive rights to subscribe for or purchase additional shares of Common Stock, and the stockholders will have no preemptive rights to subscribe for or purchase any of the additional shares authorized by the proposed amendment.

Possible Effects of the Proposal - Anti-takeover Considerations

      If the proposed amendment is adopted, the authority of the Board of Directors to issue the newly-authorized but unissued shares of Common Stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, since the issuance of additional shares of Common Stock would dilute the voting power of the Common Stock then outstanding.

      The Company's Certificate of Incorporation currently includes several provisions which may render more difficult an unfriendly tender offer, proxy contest, merger or change in control of the Company.

      The Certificate of Incorporation contains a so-called "anti-greenmail" provision. The provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock and then, under the threat of making a tender offer or proxy contest or instigating some other corporate disruption, succeed in extracting from the corporation a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits the Company from purchasing any shares of Common Stock from a Related Person at a per share price in excess of the fair market value at the time of such purchase, unless the purchase is approved by two-thirds of the holders of the outstanding shares of Common Stock, excluding any votes cast by the Related Person. The term Related Person is defined in general to mean any person, other than a founder of the Company (Mr. Ellenbogen and Dr. Stein), who acquires more than 5% of the Company's voting stock. Stockholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of Common Stock or when the purchases are effected on the open market.

      The Certificate of Incorporation also contains a provision that will require the affirmative vote of the holders of 80% of the outstanding Common Stock to approve amendments to the Certificate of Incorporation or to approve extraordinary transactions that are required to be approved by stockholders under the Delaware General Corporation Law, including mergers, sales of substantially all of the Company's assets and dissolution, which actions are not approved by a majority of the Continuing Directors (as defined below) of the Company. The Certificate of Incorporation provides that the affirmative vote of the holders of only a majority of the outstanding Common Stock is required to approve such matters if they have been approved by the Continuing Directors. The term Continuing Director is defined to mean (i) any member of the Board of Directors who is unaffiliated with a Related Person and was a member of the Board of Directors prior to the time any person became a Related Person and (ii) any successor to such a Continuing Director who is not affiliated with any Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. A majority of the Continuing Directors can designate a new director to be a Continuing Director, even though such person is affiliated with a Related Person.

      The Continuing Directors are currently closely affiliated with management and it is anticipated that they will continue to be so into the foreseeable future. Accordingly, the effect of the provision of the Company's Certificate of Incorporation described in the preceding paragraph would be to make it unlikely that any transaction requiring a stockholder vote would receive the requisite approval unless supported by management. The 80% voting requirement would apply to recapitalizations, management-led buy-outs and other management-led transactions requiring the vote of stockholders under the Delaware General Corporation Law, if such transactions were not approved by the Continuing Directors. However, because of the likelihood of the close association of the Continuing Directors to management, it would be more likely that such transactions would obtain the approval of the Continuing Directors and require only majority stockholder approval.

      Another provision included in the Certificate of Incorporation requires the Board of Directors to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of the Company and its stockholders. These transactions include (i) the purchase or acquisition through exchange or otherwise of any of the Company's outstanding equity securities, (ii) the merger or consolidation of the Company with another corporation and (iii) the purchase or other acquisition of all or substantially all of the Company's properties and assets.

      Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. By virtue of the Company's decision not to elect out of the statute's provisions, the statute applies to the Company.

      In 1992, the Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock held of record on December 22, 1992 or issued thereafter prior to the "Separation Time," as defined below. After December 22, 1992 and for so long as the Rights are not transferable separately from the Common Stock, one Right is deemed to be delivered with each share of Common Stock issued or transferred by the Company.

      The "Separation Time" is the close of business on the earlier of (i) the tenth business day (or such earlier or later date not beyond the thirtieth day as the Board of Directors may decide) (a "Flip-in Date"), after the announcement that a person has acquired 15% or more of the outstanding Common Stock of the Company (or that a person already owning 15% has acquired any more Common Stock) (an "Acquiring Person") or (ii) the tenth business day (or such later date as the Board of Directors may decide) after any person commences a tender or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock. Until the Separation Time, the Rights will be evidenced solely by the Common Stock certificates and may be transferred only with the Common Stock.

      After the Separation Time, the Rights become exercisable and may be transferred independently of shares of Common Stock, and separate certificates evidencing the Rights will be mailed to stockholders. The Rights will expire on the earlier of (i) December 22, 2002, or (ii) the date on which the Rights are redeemed.

      Commencing after the Flip-in Date has occurred, the holders of Rights, except the Acquiring Person, are entitled to purchase that number of shares of the Company's Common Stock having a market value equal to twice the exercise price of $30 per share (the "Exercise Price"). However, in lieu of the rights to purchase shares of the Company's Common Stock at an effective 50% discount, the Board of Directors of the Company may elect to issue one share of Common Stock for each Right held by each holder other than the Acquiring Person.

      After an Acquiring Person has become such, and prior to the expiration of the Rights, the Company may not (i) consolidate or merge with any other person, (ii) sell or otherwise transfer to any other person more than 50% of the Company's assets, or assets generating more than 50% of the Company's operating income or cash flow, (iii) engage in certain self-dealing transactions with Acquiring Persons, or (iv) permit certain events to occur when there is an Acquiring Person, if at the time of such merger, sale or self-dealing transaction the Acquiring Person controls the board of directors and, in the case of merger, will receive different treatment than other stockholders, unless in any such case provision is made so that each holder of a Right will thereafter have the right to receive, at the then current Exercise Price, a number of shares of common stock of the Acquiring Person engaging in the transaction having a market value equal to two times the Exercise Price of the Right.

      The Rights may be terminated by the Company at any time prior to the close of business on a Flip-in Date.

      The Company is authorized to issue 1,622,685 shares of Preferred Stock, $.01 par value per share. No shares of the Preferred Stock of the Company have been issued, and the Company has no present plans to issue any such shares. The Board of Directors has the authority, without action by the stockholders, to create one or more series of Preferred Stock and determine the number of shares, designation, price, sinking fund terms, conversion and voting rights with respect to any such series. The issuance of any such series of Preferred Stock could be used to render more difficult an unfriendly tender offer, proxy contest, merger or other change in control of the Company.

      The provisions in the Certificate of Incorporation and By-Laws referred to above, as well as the authority of the Board of Directors to issue additional shares of Common Stock and accelerate the exercisability of the Rights could be used by the Board of Directors in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of the Company. The distribution of Rights and certain aspects of the foregoing provisions in the Company's Certificate of Incorporation and By-Laws were designed to afford the Board of Directors the opportunity to evaluate the terms of a takeover attempt without haste or undue pressure, advise stockholders of its findings, and to negotiate to protect the interests of all stockholders.

      The Company is not aware of any efforts to accumulate the Company's securities or to obtain control of the Company, and the Company has no present intention or agreement to issue any additional shares of Common Stock, other than pursuant to the proposed public offering, the two-for-one stock split, and outstanding options and existing employee benefit plans. Furthermore, the proposal to increase the number of authorized shares of Common Stock is not part of any plan by the Company to adopt a series of anti-takeover measures, and the Company has no present intention of soliciting a stockholder vote on any such measures or series of measures.

Vote Required to Amend the Certificate of Incorporation

      An affirmative vote by the holders of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting is required to adopt the proposal to increase the number of authorized shares of Common Stock.

      The Board of Directors recommends that stockholders vote for the proposed amendment to the Certificate of Incorporation.

                                 PROPOSAL 3

     PROPOSAL TO ADOPT THE COMPANY'S 1995 COMBINATION STOCK OPTION PLAN

      In June 1995, the Board of Directors adopted, subject to stockholder approval, the Company's 1995 Combination Stock Option Plan (the "1995 Plan").

      The Board of Directors believes that the Company and its stockholders have benefited substantially from the Company's policy of using stock options to provide incentives to those officers, directors, employees and other persons who are or will be responsible for the long-term growth of the Company. Stock options facilitate the ownership of the Company by stock option plan participants, and thereby increase the participants' identity of interest in the Company with that of the stockholders at large. Accordingly, in June 1995, the Company's Board of Directors adopted, subject to stockholder approval, the Company's 1995 Combination Stock Option Plan (the "1995 Plan"). The 1995 Plan is attached hereto as Exhibit A. The purposes of the 1995 Plan are to provide long-term incentives and rewards to those key employees of the Company and its subsidiaries, and any other persons who are in a position to contribute to the long-term success and growth of the Company and its subsidiaries, to assist the Company in retaining and attracting executives and key employees with requisite experience and ability, and to associate more closely the interests of such executives and key employees with those of the Company's stockholders.

Summary of the 1995 Combination Stock Option Plan

      Under the 1995 Plan, the Company may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time ("incentive stock options"), and other options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to the Company or persons who are in a position to contribute to the long-term success and growth of the Company at the time of grant. Directors who are not employees of the Company or who are members of the Compensation Committee of the Board of Directors (the "Compensation Committee") are not eligible to participate in the 1995 Plan.

      The 1995 Plan is administered by the Compensation Committee. Subject to the terms of the 1995 Plan, the Compensation Committee determines the persons to whom options are granted, the number of shares covered by the option, the term of any option and the time during which any option is exercisable.

      Options under the 1995 Plan may not be granted after June 28, 2005. No option under the 1995 Plan may be exercised subsequent to ten years from the date of grant (five years after the date of grant for incentive stock options granted to holders of more than 10% of the Company's Common Stock).

      No incentive stock option granted pursuant to the 1995 Plan may be exercised more than three months after the option holder ceases to be an employee of the Company, except that the Compensation Committee may provide that in the event of death or permanent and total disability of the option holder, the option may be exercised by the holder (or his estate) for a period of up to one year after the date of such death or permanent and total disability.

      Nonqualified stock options may be granted at an exercise price greater or lesser than the fair market value of the Common Stock on the date of the grant, at the discretion of the Compensation Committee. Incentive stock options, however, may not be granted at less than the fair market value of the Common Stock and may be granted to holders of more than 10% of the Common Stock only at an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant.

      In order to assist an optionee in the acquisition of shares of Common Stock pursuant to the exercise of an option granted under the 1995 Plan, the Compensation Committee may authorize payment in the following forms: (i) cash,
(ii) by delivery of shares of Common Stock having a fair market value equal to the purchase price of the shares, (iii) by delivery of any other property (valued at its fair market value on the date of such exercise), or (iv) any combination of cash, stock and other property.

      A total of 550,000 shares of Common Stock is available for issuance under the 1995 Plan, subject to adjustment for any recapitalization, reclassification, stock split, stock combination, stock dividend or certain other corporate reorganizations. If Proposal 2 is approved by the stockholders at the Annual Meeting and the Board of Directors proceeds with the two-for-one stock split discussed under Proposal 2, the number of shares issuable pursuant to the 1995 Plan will be adjusted, in accordance with the terms of the Plan, to 1,100,000. The shares issued may include either authorized but unissued shares of Common Stock or treasury shares. Shares subject to an option that ceases to be exercisable for any reason will be available for subsequent option grants under the 1995 Plan.

      As of December 27, 1995, options to purchase an aggregate of 292,400 shares of Common Stock had been granted under the 1995 Plan, subject to stockholder approval, including (1) options to the named executive officers as follows: 60,000 shares to S. David Ellenbogen, Chairman and Chief Executive Officer and 60,000 shares to Jay Stein, Senior Vice President, both of whom are also nominees for directors, 40,000 shares to Steve L. Nakashige, President and Chief Operating Officer, and 20,000 shares to Mark Duerst, Vice President of Sales and Marketing, (2) options to purchase an aggregate of 265,000 shares to all current executive officers as a group, and (3) options to purchase an aggregate of 27,400 shares to all employees as a group, including current officers who are not executive officers. No options were granted under the 1995 Plan to current directors who were not executive officers. Options to purchase 275,000 and 17,400 shares of Common Stock were granted at exercise prices of $16.50 and $25.75, respectively. On December 27, 1995, the market value of the Common Stock underlying the 292,400 options granted was $11,769,100, based upon the last reported sale price per share of the Common Stock ($40.25) on the NASDAQ Stock Market on December 27, 1995. If the 1995 Plan is not approved by the stockholders, the above-described 292,400 options will be rescinded.

      Options granted under the 1995 Plan may not be assigned or transferred except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of ERISA.

      The Board of Directors may amend, suspend or terminate the 1995 Plan; provided, however, that neither the Board of Directors nor the Compensation Committee may materially increase the number of securities which may be issued under the 1995 Plan, extend the term of the 1995 Plan, materially modify the requirements to be a participant in the 1995 Plan, materially increase the benefits accruing to participants in the 1995 Plan, or otherwise modify the 1995 Plan in any way or manner requiring the approval of the stockholders without such approval and compliance with any applicable law, rules or regulations.


                              NEW PLAN BENEFITS
                     1995 COMBINATION STOCK OPTION PLAN

                                                                                   Number of
                                                                                   Shares Subject
Name                                                         Dollar Value ($)(1)   to Options (2)

S. David Ellenbogen, Chairman and Chief Executive Officer    $0                     60,000
Jay A. Stein, Senior Vice President                          $0                     60,000
Steve L. Nakashige, President and Chief Operating Officer    $0                     40,000
Jean Chaintreuil, Vice President of European Operations      $0                          0
Mark A. Duerst, Vice President of Sales and Marketing        $0                     20,000
Executive Officer Group                                      $0                    265,000
Non-Executive Director Group                                 $0                          0
Non-Executive Officer Employee Group                         $0                     27,400


<F1> Based upon the difference between the market value of the underlying shares on the date of grant and the exercise price of currently outstanding options. This valuation does not take into account any appreciation in market value of the underlying shares which may occur over the term of the options. The dollar value of options to be received in the future is not presently determinable because such value depends upon the future market price of the underlying shares.
<F2> Subject to stockholder approval of the proposed 1995 Combination Stock
     Option Plan, the Company in June and October 1995 granted options to purchase an aggregate of 275,000 shares at an exercise price of $16.50 per share and 17,400 shares at an exercise price of $25.75 per share, respectively. If the stockholders do not approve the adoption of the 1995
     Plan, the options to purchase such 275,000 shares will be rescinded.

Federal Tax Consequences of 1995 Plan

      For Federal tax consequences of the 1995 Plan, see "Federal Tax Consequences of the Directors Plan and the 1995 Plan."

Vote Required to Adopt the 1995 Combination Stock Option Plan

      The affirmative vote of the holders of a majority of shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting, is required to approve the 1995 Combination Stock Option Plan.

      The Board of Directors recommends a vote for the adoption of the 1995 Combination Stock Option Plan.


                                 PROPOSAL 4

        PROPOSAL TO AMEND THE AMENDED AND RESTATED 1990 NON-EMPLOYEE
                         DIRECTOR STOCK OPTION PLAN

      In December 1995, the Board of Directors adopted, subject to stockholder approval, an amendment to the Amended and Restated 1990 Non-Employee Director Stock Option Plan (the "Directors Plan"). The Directors Plan was initially adopted in January 1990 and amended previously in December 1993. As set forth in further detail below, the proposed amendment to the Directors Plan increases the number of shares reserved for issuance under the Directors Plan from 75,000 to 100,000 shares and provides for the issuance of additional options to the Company's independent directors. If proposal 2 is approved by the stockholders at the Annual Meeting and the Board of Directors proceeds with the two-for-one stock split discussed under Proposal 2, the total number of shares issuable pursuant to the Plan will be adjusted, in accordance with the terms of the Plan to 200,000.

      The purposes of the Directors Plan are to attract and retain the services of experienced and knowledgeable independent directors and to provide such persons with increased incentives to continue to work for the best interests of the Company and its stockholders.

      Each director who is not an employee of the Company or affiliated with a 5% stockholder is eligible to receive options under the Directors Plan. Of the current directors, Messrs. Jacobs and Segel, and Dr. Peck are eligible directors.

      Under the Directors Plan, as originally adopted and as previously amended and restated, each eligible director receives an option to purchase 5,000 shares of Common Stock at the time the director is first elected to the Board of Directors. These options become exercisable in increments of 1,000 shares over a five year period for each year that the director remains affiliated with the Company. In addition to the initial 5,000 share option, each eligible director, who has served as a director for a full fiscal year, is entitled to receive options to purchase an additional 2,000 shares of Common Stock on December 15 of each year, provided he continues to be an eligible director, until the director has received options to purchase 10,000 additional shares. These options become exercisable in full six months after the date of grant.

      Under the proposed amendment to the Directors Plan adopted on December 4, 1995, subject to stockholder approval, each eligible director who has served as a director for a full fiscal year will be entitled to receive options to purchase an additional 4,000 shares of Common Stock on December 15 of each year, provided he continues to be an eligible director, until the director has received options to purchase 22,000 additional shares. If Proposal 2 is approved by the stockholders at the Annual Meeting and the Board of Directors proceeds with the two-for-one stock split, the number of shares for which each eligible director will receive options on December 15 of each year will increase from 4,000 (assuming the stockholders approved the amendment to the Director's Plan) to 8,000 and the maximum number of shares for which options may be granted to each eligible director will increase from 22,000 to 44,000. These options become exercisable in full six months after the date of grant. This annual option to purchase 4,000 shares of Common Stock replaces the prior provision to the Directors Plan which granted an annual option to purchase 2,000 shares of Common Stock.

      The exercise price for all options granted under the Directors Plan is the fair market value of the Common Stock at the time the option is granted. The exercise price may be paid in cash, with Common Stock (valued at fair market value on the date of purchase), or by a combination of cash and Common Stock.

      Shares issued under the Directors Plan may include treasury shares, authorized but unissued shares and shares previously reserved for issuance upon exercise of options which have expired or terminated. Shares subject to an option that ceases to be exercisable for any reason will be available for subsequent option grants. The Directors Plan terminates and no further options may be issued under the Plan after January 3, 2000.

      No option under the Directors Plan may be exercised subsequent to ten years from the date of grant. If an eligible director ceases to be a director of the Company for any reason, all options held by that director that are not then exercisable terminate. Options that are exercisable at the time of termination will remain exercisable for a period of thirty days following such termination, unless such termination is a result of death or permanent disability, in which case such options will be exercisable for a period of one year. Options granted under the Directors Plan may not be assigned or transferred except by will or the laws of descent and distribution.

      The Directors Plan is administered by the Board of Directors whose authority is limited to construing the Directors Plan, determining all questions as to participant eligibility and adopting and amending such rules and regulations for the administration of the Directors Plan as it may deem desirable.

      The Directors Plan may be amended by the Board of Directors or any committee to which such authority has been delegated by the Board of Directors, subject to certain limitations (i) with respect to certain matters for which stockholder approval may be required, and (ii) regarding the number of such amendments which may be made in any six month period. No amendment, suspension or termination of the Directors Plan, except as described in the Directors Plan, may adversely affect the rights of an option holder under the Directors Plan without the holder's consent.

      In fiscal 1990, Messrs. Jacobs and Segel, Dr. Peck and Mr. Dennis C. Fill, a former director of the Company, each received options to purchase 5,000 shares under the Directors Plan with an exercise price of $8.50, $8.50, $17.75 and $8.50 per share, respectively. On December 15, 1992 and December 15, 1991, the Company granted an option to purchase 1,000 shares to each of Messrs. Jacobs and Segel and Dr. Peck at an exercise price of $5.375 and $7.875 per share, respectively. On December 15, 1994 and December 15, 1993, the Company granted an option to purchase 2,000 shares to each of Messrs. Jacobs and Segel and Dr. Peck at an exercise price of $14.00 and $3.625 per share, respectively. In addition, subject to stockholder approval of the amendment to the Directors Plan, on December 15, 1995 the Company granted an option to purchase 4,000 shares to each of these directors, each a nominee for election as a director, at an exercise price of $37.50 per share.

      If the stockholders do not approve the amendment to the Directors Plan, 2,000 of the 4,000 options granted to each of Messrs. Jacobs, Segel and Peck on December 15, 1995 will be rescinded. No options have or will be granted under the Directors Plan to any of the named executive officers. No options have been granted under the Directors Plan to all current executive officers as a group. Options to purchase an aggregate of 45,000 shares have been granted under the Directors Plan to all current directors who were not executive officers as a group, including options to purchase 12,000 shares granted December 15, 1995, subject to stockholder approval of the proposed amendment to the Directors Plan. No options were granted under the Directors Plan to employees (including current officers who are not executive officers) as a group. At December 27, 1995, the market value of the Common Stock underlying the outstanding options under the Directors Plan was $1,811,250, based upon the last reported sale price per share of the Common Stock ($40.25) on the NASDAQ Stock Market on December 27, 1995.

                              NEW PLAN BENEFITS
                1990 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                                                                  Number of
                                                                                  Shares Subject
Name                                                        Dollar Value ($)(1)   to Options (2)(3)

S. David Ellenbogen, Chairman and Chief Executive Officer   Not eligible              --
Jay A. Stein, Senior Vice President                         Not eligible              --
Steve L. Nakashige, President and Chief Operating Officer   Not eligible              --
Jean Chaintreuil, Vice President of European Operations     Not eligible              --
Executive Officer Group                                     Not eligible              --
Non-Executive Director Group                                     0                12,000
Non-Executive Officer Employee Group                        Not eligible              --


<F1> Based upon the difference between the market value of the underlying shares on the date of grant and the exercise price of currently outstanding options. This valuation does not take into account any appreciation in market value of the underlying shares which may occur over the term of the options. The dollar value of options to be received in the future is not presently determinable because such value depends upon the future market price of the underlying shares.
<F2> Options may be granted under the Directors Plan only to nonemployee directors.
<F3> Subject to stockholder approval of the proposed amendment to the
     Directors Plan, on December 15, 1995, the Company granted an option to purchase 4,000 shares to each of Messrs. Jacobs, Segel and Peck at an exercise price of $37.50 per share. If the proposal to amend the Directors
     Plan is not approved by the stockholders, options to purchase 2,000 of the 4,000 shares granted to each of Messrs. Jacobs, Segel and Peck will be rescinded.


Federal Tax Consequences of Directors Plan

      For the Federal tax consequences of the Directors Plan, see "Federal Tax Consequences of the Directors Plan and the 1995 Plan."

Vote Required to Adopt the Amended and Restated 1990 Non-Employee Director Stock Option Plan

      The affirmative vote of the holders of a majority of shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting, is required to approve the Directors Plan.

      The Board of Directors recommends a vote for the adoption of the Amended and Restated 1990 Non-Employee Director Stock Option Plan.


      FEDERAL TAX CONSEQUENCES OF THE DIRECTORS PLAN AND THE 1995 PLAN

      The following general discussion of the Federal income tax consequences of options granted under the Directors Plan and the 1995 Plan is based upon the provisions of the Internal Revenue Code as in effect on the date hereof, current regulations thereunder, and existing public and private administrative rulings of the Internal Revenue Service. This discussion is not intended to be a complete discussion of all of the Federal income tax consequences of the Directors Plan or the 1995 Plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to state tax laws. None of the Plans are qualified under Section 401 of the Code, nor are they subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Federal Tax Consequences of the Directors Plan

      A non-employee director will not recognize any taxable income upon the grant of an option under the Directors Plan. Generally, an option holder recognizes ordinary taxable income at the time an option is exercised in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. However, officers and directors, including non-employee directors eligible to participate in the Directors Plan, generally will be subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)") upon their sale of shares of Common Stock and this may affect their tax liability. In the case of exercise of an option by someone whose sale of shares of Common Stock would subject him or her to liability under Section 16(b), recognition of income by the option holder will be postponed. The IRS regulations have not yet been amended to conform with the recently revised rules under Section 16(b). However, it is generally anticipated that the date of recognition (the "Recognition Date") will be the earlier of (i) six months after the date the option was granted, or (ii) the first day on which the sale of the shares would not subject the individual to liability under Section 16(b). It is possible that the six month period will instead run from the option holder's most recent grant or purchase of Common Stock prior to his or her exercise of the option. The option holder will generally recognize ordinary taxable income on the Recognition Date in an amount equal to the excess of the fair market value of the shares at that time over the exercise price. Despite this general rule, if the Recognition Date is after the date of exercise, then the option holder may make an election pursuant to Section 83(b) of the Code. In this case, the option holder will recognize ordinary taxable income at the time the option is exercised and not on the later date. In order to be effective, the 83(b) election must be filed with the Company and the Internal Revenue Service within 30 days of exercise.

      The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a form W-2, W-2c, or 1099, whichever is applicable, that is timely provided to the option holder and filed with the IRS.

      When an option holder subsequently disposes of the shares of Common Stock received upon exercise of an option, he or she will recognize long-term or short-term capital gain or loss (depending upon the holding period), in an amount equal to the difference between the sale price and the fair market value on the date on which the option holder recognized ordinary taxable income as a result of the exercise of the option.

      An option holder who pays the exercise price, in whole or in part, by delivering shares of Common Stock already owned by him or her will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. To the extent the shares acquired upon exercise are equal in number to the shares surrendered, the basis of the shares received will be equal to the basis of the shares surrendered. The basis of shares received in excess of the shares surrendered upon exercise will be equal to the fair market value of the shares on the date of exercise, and the holding period for the shares received will commence on that date.

Incentive Stock Options Under the 1995 Plan

      An option holder generally will not recognize taxable income upon either the grant or the exercise of an incentive stock option. However, under certain circumstances, there may be alternative minimum tax or other tax consequences, as discussed below.

      An option holder will recognize taxable income upon the disposition of the shares received upon exercise of an incentive stock option. Any gain recognized upon a disposition that is not a "disqualifying disposition" (as defined below) will be taxable as long-term capital gain.

      A "disqualifying disposition" means any disposition of shares acquired on the exercise of an incentive stock option within two years of the date the option was granted or within one year of the date the shares were issued to the option holder. The use of shares acquired pursuant to the exercise of an incentive stock option to pay the option price under another incentive stock option is treated as a disposition for this purpose. In general, if an optionee makes a disqualifying disposition, an amount equal to the excess of
(a) the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount actually realized over (b) the option exercise price will be taxable as ordinary income and the balance of the gain recognized, if any, will be taxable as either long-term or short-term capital gain, depending on the optionee's holding period for the shares. In the case of a gift or certain other transfers, the amount of ordinary income taxable to the optionee is not limited to the amount of gain which would be recognized in the case of a sale. Instead, it is equal to the excess of fair market value of the shares on the date of exercise over the option exercise price.

      As noted previously, officers and directors of the Company generally will be subject to Section 16(b) upon the sale of shares of Common Stock. In the case of a disqualifying disposition of shares acquired pursuant to the exercise of an incentive stock option, the date on which the fair market value of the shares is determined will be postponed, and the tax consequences will be similar to the treatment that applies to shares purchased pursuant to options granted under the Directors Plan, including the ability to make a
Section 83(b) election.

      In general, in the year an incentive stock option is exercised, the holder must include the excess of the fair market value of the shares issued upon exercise over the exercise price in the calculation of alternative minimum taxable income. The application of the alternative minimum tax rules for an option holder subject to Section 16(b) or who receives shares that are not "substantially vested" are more complex and may depend upon whether the holder makes a Section 83(b) election, as described above.

      The Company will not be entitled to any deduction with respect to the grant or exercise of an incentive stock option provided the option holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the optionee, provided the Company reports the income on a form W-2 or W-2c, whichever is applicable, that is timely provided to the option holder and filed with the IRS.

Non-Qualified Stock Options Under the 1995 Plan

      The recipient of a non-qualified stock option under the 1995 Plan will not recognize any taxable income at the time the option is granted.

      Upon exercise, the optionee will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price. Upon a subsequent sale of the shares, long-term or short-term gain or loss (depending upon the holding period) will generally be recognized equal to the difference between the amount realized and the fair market value of the shares on the date of exercise.

      The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a form W-2, W-2c or 1099, whichever is applicable, that is timely provided to the option holder and filed with the IRS.

      If shares of Common Stock are used to pay all or a portion of the exercise price, the same rules described above concerning the Directors Plan will apply.



                                 PROPOSAL 5


        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors recommends that the stockholders ratify the selection of Arthur Andersen LLP as independent public accountants to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 28, 1996. Arthur Andersen LLP has audited the Company's financial statements annually since 1986.

      A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

                              OTHER INFORMATION

    SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information as of January 2, 1996 with respect to the beneficial ownership of the Company's Common Stock of each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation", below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                         Beneficial Ownership (1)
Name of                                  Number      Percent of
Beneficial Owner                         of Shares   Common Shares

S. David Ellenbogen (2)                  313,130      7.4 %
    590 Lincoln Street
    Waltham, Massachusetts  02154
Jay A. Stein (3)                         274,190      6.5 %
    590 Lincoln Street
    Waltham, Massachusetts  02154
Steve L. Nakashige (4)                    52,960      1.3 %
Jean Chaintreuil (4)                       5,490        *
Mark A. Duerst (4)                        17,580        *
Irwin Jacobs (4)                          11,000        *
William A. Peck (4)                        3,000        *
Gerald Segel (4)                          11,000        *
All directors and officers as a group
  (11 persons)(4)                        771,785     17.99%

____________________
<F*> Less than one percent.
<F1> Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.
<F2> Includes (i) 27,150 shares held by, or in trust for, Mr. Ellenbogen's children and grandchildren and (ii) 7,190 shares held by Mr. Ellenbogen as trustee, all of which shares Mr. Ellenbogen disclaims beneficial ownership. Also includes options to purchase 28,440 shares of Common Stock which are exercisable within 60 days after January 2, 1996. Certain of these options are subject to stockholder approval.
<F3> Includes (i) 7,190 shares held by, or in trust, for Dr. Stein's children and (ii) 18,250 shares held by Dr. Stein as trustee or custodian, all of which shares Dr. Stein disclaims beneficial ownership. Also includes options to purchase 28,440 shares of Common Stock which are exercisable within 60 days after January 2, 1996. Certain of these options are subject to stockholder approval.
<F4> Includes the following shares subject to options which are exercisable within 60 days after January 2, 1996: Mr. Nakashige - 52,960; Mr.
     Chaintreuil - 5,490; Mr. Duerst - 17,580; Mr. Jacobs - 11,000; Dr. Peck -
     3,000; Mr. Segel - 11,000; and all officers as a group - 237,450. Certain of these options are subject to stockholder approval.

                             EXECUTIVE OFFICERS

      The names of the executive officers of the Company who are not directors of the Company, and certain biographical information furnished by them, are set forth below:

Name                   Age   Title

Steve L. Nakashige     46    President and Chief Operating
                             Officer
Jean Chaintreuil       40    Vice President of European Operations
Mark A. Duerst         39    Vice President of Sales & Marketing
Glenn P. Muir          36    Vice President of Finance and
                             Treasurer
Theodore H. Vrountas   61    Vice President of Operations
Joel B. Weinstein      45    Vice President of New Business
                             Development

      Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

      Mr. Nakashige has served as President and Chief Operating Officer of the Company since May 1994. From 1988 to 1994, Mr. Nakashige was with General Electric Medical Systems where he held the position of Senior Manager, Ultrasound Business from 1990 to 1994 and Manager, Ultrasound Marketing Operations from 1988 to 1990. From 1986 to 1988, Mr. Nakashige was Vice President of Operations of Biosound Inc., a medical equipment manufacturer.

      Mr. Chaintreuil has served as Vice President of European Operations of the Company since February 1993. Mr. Chaintreuil has held the position of President, Hologic Europe since joining the Company in October 1991. From 1986 to 1991, Mr. Chaintreuil held a variety of positions with General Electric/C.G.R., including International Marketing Manager for mammography and stand-alone products and Regional Sales and Service Manager for the Paris and west France territory.

      Mr. Duerst has served as Vice President of Sales & Marketing since September 1994. Prior to that, Mr. Duerst held the position of Director of North American Sales since 1990 and the position of Central Regional Sales Manager since joining the Company in 1989. From 1988 to 1989, Mr. Duerst was an independent marketing and sales consultant and from 1983 to 1987 he was Director of Sales & Marketing of Lunar Corporation.

      Mr. Muir, a Certified Public Accountant, has served as Vice President of Finance and Treasurer of the Company since February 1992. Prior to that, Mr. Muir held the position of Controller since joining the Company in October 1988. From 1986 to 1988, Mr. Muir was Vice President of Finance and Administration and Chief Financial Officer of Metallon Engineered Materials Corp., a manufacturer of composite materials. Mr. Muir received an MBA from the Harvard Graduate School of Business Administration in 1986.

      Mr. Vrountas has served as Vice President of Operations since March 1994 and as an executive officer of the Company since December 1994. Prior to joining the Company, Mr. Vrountas was employed with GTE Government Systems for twenty-five years. His most recent position with GTE was Director of Operations for the Communications Systems Division from 1987 to 1993.

      Mr. Weinstein has served as Vice President of New Business Development since August 1993. Prior to that, Mr. Weinstein held the position of Vice President of Marketing since joining the Company in 1987. From 1980 to 1987, Mr. Weinstein held a variety of positions with Advanced Technology Laboratories, Inc., including Marketing Director from 1982 to 1984 and Vice President, Business Development from 1984 to 1987.


                     COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth information concerning the compensation during the last three fiscal years of the Company's Chief Executive Officer and the four other most highly compensated executive officers whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last fiscal year (the "named executive officers").

                                                         Long-Term
                                                         Compensation
Name and                Fiscal   Annual Compensation     Securities Underlying   All Other
Principal Position      Year     Salary ($)   Bonus ($)  Options  (#)            Compensation ($)(2)

S. David Ellenbogen     1995     $167,775     $42,500     65,000                 $2,310
Chairman and CEO        1994     $176,858     $60,000     25,000                 $2,310
                        1993     $154,869         ---        ---                 $2,774

Jay A. Stein            1995     $167,495     $42,500     65,000                 $2,310
Senior Vice President   1994     $176,672     $60,000     25,000                 $2,310
                        1993     $154,869         ---        ---                 $2,947

Steve L. Nakashige      1995     $133,909     $40,000     40,000                 $3,954
President and COO       1994(1)  $ 58,289     $15,000    100,000                    ---

Jean Chaintreuil        1995     $218,406     $ 5,000        ---                    ---
Vice President          1994     $174,616         ---        ---                    ---
European Operations     1993     $165,037         ---     10,000                    ---

Mark A. Duerst          1995     $169,592     $ 5,000     20,000                 $2,310
Vice President          1994     $142,112     $10,000     50,000                 $3,041
Sales and Marketing     1993     $109,651         ---     12,000                 $1,817

____________________
<F1> Mr. Nakashige joined the Company in fiscal 1994.
<F2> The amounts reported in this column consist of the Company's matching contribution under the Company's 401(k) Profit-Sharing Plan.

Employment Contract

      The Company's European subsidiaries have entered into an Employment Agreement (the "Employment Agreement") with Jean Chaintreuil, the Company's Vice President of European Operations, dated October 1, 1991, whereby Mr. Chaintreuil serves as an executive to Hologic Europe N.V. ("Hologic Belgium") and Hologic France S.A. ("Hologic France") and as a Director of Hologic Belgium, Hologic France and Hologic Espana, S.A. for a total annual base compensation not to exceed 660,000 French Francs. Mr. Chaintreuil is also eligible under the Employment Agreement to receive certain performance bonuses and to be recommended for certain performance-based stock options to be granted by the Company. The Employment Agreement is for an indeterminate period.

Stock Option Grants in Last Fiscal Year

      The following table sets forth the stock options granted to the Company's named executive officers during the fiscal year ended September 30, 1995.

                                                                                Potential Realizable Value
                                     Individual Grants                          at Assumed Annual Rates
                 Number of           % of Total                                 Of Stock Price Appreciation
                 Securities          Options Granted  Exercise                  for Option Term  (4)
                 Underlying Options  to Employees     Price         Expiration
Name             Granted (#)         in Fiscal Year   ($/share)(3)  Date        5% ($)         10% ($)

S.D. Ellenbogen   5,000 (1)           1%              $12.375       4/4/05      $ 38,913       $   98,613
                 60,000 (2)          16%              $16.50        6/28/05     $622,606       $1,577,805

J. Stein          5,000 (1)           1%              $12.375       4/4/05      $ 38,913       $   98,613
                 60,000 (2)          16%              $16.50        6/28/05     $622,606       $1,577,805

S. Nakashige     40,000 (2)          11%              $16.50        6/28/05     $415,070       $1,051,870

J. Chaintreuil      ---              ---                 ---            ---          ---              ---

M. Duerst        20,000 (2)           5%              $16.50        6/28/05     $207,535       $  525,935

_____________
<F1> Options vest at the rate of 10% per year, beginning on January 1, 1996, and provide for accelerated vesting of an additional 10% to 20% of the shares for any fiscal year in which the Company achieves pre-tax operating earnings of 5% or 10% of sales, respectively.
<F2> Options vest at the rate of 20% per year, plus the pre-tax operating earnings percentage of the most recently ended fiscal year, beginning on
     January 1, 1996, and capped at 33 1/3% per year.
<F3> The exercise price is equal to the fair market value of the stock on the date of grant.
<F4> The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the SEC and do not represent the
     Company's estimate or projection of future Common Stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

      The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 30, 1995 and the fiscal year-end value of unexercised options for the Company's named executive officers.

                                                     Number of
                                                     Securities Underlying        Value of Unexercised
                                                     Unexercised Options          in-the-Money Options at
                   Shares Acquired  Value            at Fiscal Year End  (#)      Fiscal Year End ($)(2)
Name               on Exercise (#)  Realized ($)(1)  Exercisable / Unexercisable  Exercisable/Unexercisable

S. D. Ellenbogen     ---                ---           7,500 /  82,500             $144,375 / $  780,000
J. Stein             ---                ---           7,500 /  82,500             $144,375 / $  780,000
S. Nakashige       2,500            $25,313          27,500 / 110,000             $429,688 / $1,353,750
J. Chaintreuil       ---                ---           5,000 /   5,000             $ 88,625 / $   89,500
M. Duerst          7,250            $84,731             --- /  75,400                  --- / $  917,875

____________________
<F1> The amount "realized" reflects the appreciation on the date of exercise
     (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.
<F2> Based upon the $23 closing market price of the Company's Common Stock as reported on the NASDAQ National Market System on September 30, 1995
     minus the respective option exercise price.

Executive Bonus Program

      The Compensation Committee of the Board of Directors approved an Executive and Key Employee Bonus Program for fiscal 1996 under which executive officers, senior management and key contributors selected by the Compensation Committee may be eligible for cash bonuses, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 1997. Under this program, if pre-tax profits exceed $2,000,000, a bonus pool is expected to be created equal to up to 8% of the Company's pre-tax profits. If pre-tax profits exceed $1,000,000 and are $2,000,000 or less, a bonus pool is expected to be created equal to up to 8% of the Company's pre-tax profits which exceed a base amount of $1,000,000. No bonus pool is expected to be created if the Company's pre-tax profits do not exceed $1,000,000. For fiscal 1995, bonuses of $225,000 were granted under an identical program approved for that year.

Compensation Committee Interlocks and Insider Participation

      Decisions regarding executive compensation are made by the Company's Compensation Committee of the Board of Directors, which is composed of Irwin Jacobs, William A. Peck and Gerald Segel. The Compensation Committee also administers the Company's 1986 Combination Stock Option Plan, the Employee Stock Purchase Plan, will administer the Company's Executive and Key Employee Bonus Program for fiscal 1996 and will administer the Company's 1995 Combination Stock Option Plan, if approved. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries.


        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, consisting entirely of independent non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is comprised of Messrs. Jacobs, Peck and Segel.

Hologic's Compensation Philosophy and Plan

      The Company's executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of Hologic and to closely align the interests of executives with those of Hologic's stockholders.

      The Committee reviews the Company's executive compensation program through the application of the subjective business judgment of each of its members and through an informal survey of executive compensation programs of peer companies. The Compensation Committee does not use a quantitative method or use a mathematical formula to set any element of compensation for a particular executive officer. The Compensation Committee uses discretion and considers all elements of an executive's compensation package when setting each portion of compensation which is based upon corporate performance and individual initiatives and performance. The principle elements of the Company's executive compensation program consist of: (i) base annual salary,
(ii) executive bonus program and (iii) stock options.

Base Annual Salaries. Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies. Individual adjustments are made at the discretion of the Compensation Committee, taking into consideration factors such as the Company's performance and the individual's performance.

Executive Bonus Program. The Company maintains an Executive Bonus Program which provides for a bonus pool to be established for executive officers, senior management and key contributors of the Company based upon the amount by which the Company's pre-tax profits exceed certain specified targets for a fiscal year. Bonuses from this pool are allocated among the executive officers and other eligible employees at the discretion of the Compensation Committee, based upon the Compensation Committee's subjective determination of the participant's performance during the year. For Fiscal 1995, bonuses aggregating $225,000 were granted under an identical program. See "Compensation of Executive Officers -- Summary Compensation Table" and "-- Executive Bonus Program".

Stock Options. The third component of executive officers' compensation is the Company's 1986 and 1995 Combination Stock Option Plans pursuant to which the Company has granted to non-director executive officers options to purchase shares of Common Stock.

      Stock options are designed to align the interests of the executive with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 20% or 25% per year, with the first installment vesting either at the end of one or two years, respectively, from the date of employment (for options granted upon initial employment) or the date of grant and are exercisable within ten years from the date of grant. This plan is designed to provide incentives for the creation of long-term value for the Company's stockholders as the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. The size of individual stock grants are based upon the Committee's subjective review of the job responsibility and individual contribution to the Company's success. Previous stock option grants are considered when awards are determined.

      The Committee incorporated additional performance incentives in new awards granted to executive officers from December 1993 through April 1995 under the 1986 Plan by providing for vesting over a longer period, ten years, with accelerated vesting if the Company meets certain profitability criteria as measured by pre-tax earnings. These new options vest at the rate of 10% per year and provide for accelerated vesting of an additional 10% to 20% of the shares for any fiscal year in which the Company achieves pre-tax operating earnings of 5% or 10% of sales, respectively. The Company has granted options to purchase 20,000 shares under this new arrangement in fiscal 1995, of which options to purchase 5,000 shares were granted to each of Messrs. Ellenbogen and Stein at a purchase price of $12.375 per share.

      The Board of Directors approved the 1995 Combination Stock Option Plan, which incorporated additional performance incentives in new awards granted to executive officers in June 1995. These new options vest at the rate of 20% per year, plus the pre-tax operating earnings percentage of the most recently ended fiscal year, beginning January 1, 1996, and capped at 33 1/3% per year. The Company has granted options, subject to shareholder approval of the Plan, to purchase 275,000 shares under this new arrangement, of which options to purchase 60,000, 60,000, 40,000 and 20,000 shares were granted to Messrs. Ellenbogen, Stein, Nakashige and Duerst, respectively, at a purchase price of $16.50 per share.

Compensation of the Chief Executive Officer

      In January 1995, Mr. Ellenbogen's base salary was increased to $170,000 from $165,000, which the Committee considers to be comparable to the salaries of chief executive officers of peer companies. In fiscal 1995, Mr. Ellenbogen also received a bonus of $42,500 and stock options to purchase 65,000 shares of Common Stock. The bonus represented the amount of the fiscal 1995 bonus pool under the Company's Executive Bonus Program allocated to Mr. Ellenbogen by the Compensation Committee. This allocation reflects the Compensation Committee's judgment that Mr. Ellenbogen's efforts contributed significantly to the Company's success during fiscal 1995. The stock option grant was based upon the Compensation Committee's subjective assessment of Mr. Ellenbogen's contributions and continuing importance to the Company, and the Committee's desire to provide Mr. Ellenbogen with a long-term performance incentive similar to incentives granted to other executive officers of the Company.

Conclusion

      Through these programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in pursuance of strategic goals as well as stock price appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return, recognizing however, that fluctuations in the operating results of the business may result over time.

                                       The Compensation Committee

                                       Irwin Jacobs
                                       William A. Peck
                                       Gerald Segel

                              PERFORMANCE GRAPH

      The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the period from March 1, 1990 through September 30, 1995, based upon the market price of the Company's Common Stock, with the cumulative total return on the Standard and Poor's 500 Stock Index (the "S&P 500") and the Standard and Poor's Medical Products and Supplies Index (the "S&P Medical Products") for that period. The Performance Graph assumes the investment of $100 on March 1, 1990 in the Company's Common Stock, the S&P 500 and the S&P Medical Products, and the reinvestment of any and all dividends.



                           Cumulative Total Return

               March  September  September  September  September  September  September
               1990   1990       1991       1992       1993       1994       1995

Hologic, Inc.  $100   $ 93       $ 37       $ 32       $ 26       $ 82       $130
S&P 500        $100   $ 94       $123       $137       $155       $161       $221
S&P Medical
  Products     $100   $107       $167       $163       $123       $158       $239


                            CERTAIN TRANSACTIONS

      For the fiscal year ended September 30, 1995, the following transactions occurred which involved more than $60,000 between the Company and any director, executive officer, five percent (5%) beneficial owner of the Company's Common Stock or any member of the immediate family of any of the foregoing persons.

Vivid Technologies, Inc.

      In June 1989, the Company granted an exclusive worldwide license of certain of its QDR technology to Vivid Technologies, Inc. ("Vivid") for the sole purpose of developing a baggage inspection and security system. Mr. Ellenbogen and Dr. Stein are directors of Vivid and hold similar offices in Vivid as they do in the Company. Mr. Ellenbogen and Dr. Stein collectively own approximately 23% of the outstanding voting stock of Vivid.

      In return for its license of the QDR technology, Vivid is required to pay the Company royalties of 5% of the first $50 million of net sales of products using the Company's technology, and 3% of net sales in excess of $50 million, up to a maximum of $200 million of net sales. The maximum aggregate royalties payable by Vivid to the Company under this arrangement are $7 million. In fiscal 1995, Vivid paid the Company royalties of approximately $719,000 under the License Agreement.

      Under a management agreement, the Company has agreed to provide Vivid with management, engineering and administrative support, and space at the Company's facilities. The Company and Vivid have agreed that Vivid will vacate this space by the end of the second quarter of fiscal 1996. The support services provided by the Company under this arrangement include the part-time management services of Mr. Ellenbogen and Dr. Stein and other managerial personnel, and secretarial, telephone and similar services. Vivid is required to pay the Company its proportionate share of the Company's overhead, including rent and the salary of the Company's employees rendering services to Vivid. Under this arrangement, no compensation is paid by Vivid to any of the Company's employees. The management agreement may be terminated by either party on six month's written notice. For the fiscal year ended September 30, 1995, Vivid was charged approximately $740,000 by the Company for services rendered under the agreement, manufactured sub-assemblies, spare parts and space at the Company's facilities. In December 1995, Vivid paid the Company a $40,000 bonus for the management services provided in fiscal 1995. The Company estimates that Mr. Ellenbogen and Dr. Stein have each been spending approximately sixteen and eight hours per week, respectively, on matters involving Vivid.

Indebtedness

      In fiscal 1995, Steve L. Nakashige, the President and Chief Operating Officer of the Company, borrowed an aggregate of $161,000 from the Company pursuant to a bridge loan to assist Mr. Nakashige in the purchase of a local primary residence in connection with his relocation to Massachusetts. The loan has no stated annual interest rate. As of the date of this proxy statement, $20,517 of principal on the loan is outstanding.

      In fiscal 1995, Mark A. Duerst, the Vice President of Sales and Marketing of the Company, borrowed an aggregate of $155,000 from the Company pursuant to a bridge loan to assist Mr. Duerst in the purchase of a local primary residence in connection with his relocation to Massachusetts. The loan has no stated interest rate. As of the date of this proxy statement, $155,000 of principal on the loan is outstanding.

                    COMPLIANCE WITH SECTION 16(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

      Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended September 30, 1995. To the best of the Company's knowledge, all of these filing requirements have been satisfied. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent holders and copies of the reports that they filed with the SEC.


                                OTHER MATTERS

      The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Incorporation by Reference

      To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report of the Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                   FINANCIAL MATTERS AND FORM 10-K REPORT

      The Company's annual report for the fiscal year ended September 30, 1995, is being mailed with this proxy statement to stockholders entitled to notice of the meeting. The consolidated financial statements, unaudited selected quarterly data and management's discussion and analysis of financial condition and results of operations included in the annual report are incorporated by reference herein.

      THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 590 LINCOLN STREET, WALTHAM, MASSACHUSETTS, 02154.

                               VOTING PROXIES

      The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                       By order of the Board of Directors


                                       Lawrence M. Levy, Secretary


Waltham, Massachusetts
January 16, 1996


                                  Exhibit A

                                HOLOGIC, INC.

                     1995 COMBINATION STOCK OPTION PLAN

      Section I. Purpose of the Plan.

      The purposes of this Hologic, Inc. 1995 Combination Stock Option Plan (the "1995 Plan") are (i) to provide long-term incentives and rewards to those key employees (the "Employee Participants") of Hologic, Inc. (the "Corporation") and its subsidiaries (if any), and any other persons (the "Non-employee Participants") who are in a position to contribute to the long-term success and growth of the Corporation and its subsidiaries, (ii) to assist the Corporation in retaining and attracting executives and key employees with requisite experience and ability, and (iii) to associate more closely the interests of such executives and key employees with those of the Corporation's stockholders. Notwithstanding the foregoing, if Section 16, as defined in
Section II, is applicable to the Corporation, then any director of the Corporation who is a member of the Committee, as defined in paragraph (a) of
Section III, shall not be eligible to receive any Stock Options.

      Section II.  Definitions.

            "Code" is the Internal Revenue Code of 1986, as it may be amended from time to time.

            "Common Stock" is the $.01 par value common stock of the Corporation.

            "Committee" is defined in Section III, paragraph (a).

            "Corporation" is defined in Section I.

            "Corporation ISOs" are all stock options (including 1995 Plan
      ISOs) which (i) are Incentive Stock Options and (ii) are granted under any plans (including this 1995 Plan) of the Corporation, a Parent Corporation and/or a Subsidiary Corporation.

            "Employee Participants" is defined in Section I.

            "Fair Market Value" of any property is the value of the property as reasonably determined by the Committee.

            "Incentive Stock Option" is a stock option which is treated as an incentive stock option under Section 422 of the Code.

            "1995 Plan" is defined in Section I.

            "1995 Plan ISOs" are Stock Options which are Incentive Stock
      Options.

            "Non-employee Participants" is defined in Section I.

            "Non-qualified Option" is a Stock Option which does not qualify as an Incentive Stock Option or for which the Committee provides, in the terms of such option and at the time such option is granted, that the option shall not be treated as an Incentive Stock Option.

            "Parent Corporation" has the meaning provided in Section 424(e) of the Code.

            "Participants" are all persons who are either Employee Participants or Non-employee Participants.

            "Permanent and Total Disability" has the meaning provided in
      Section 22(e)(3) of the Code.

            "Section 16" means Section 16 of the Securities Exchange Act of 1934, as amended, or any similar or successor statute, and any rules, regulations, or policies adopted or applied thereunder.

            "Stockholder Approval" means the affirmative vote of at least a majority of the shares of Common Stock present and entitled to vote at a duly held meeting of the stockholders of the Corporation, unless a greater vote is required by state law or Section 16, if applicable to the Corporation, in which case such greater requirement shall apply. Stockholder approval may be obtained by written consent or other means, to the extent permitted by applicable state law.

            "Stock Options" are rights granted pursuant to this 1995 Plan to purchase shares of Common Stock at a fixed price.

            "Subsidiary Corporation" has the meaning provided in Section 424(f) of the Code.

            "Ten Percent Stockholder" means, with respect to a 1995 Plan ISO, any individual who directly or indirectly owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Parent Corporation or any Subsidiary Corporation at the time such 1995 Plan ISO is granted.

      Section III. Administration.

      (a) The Committee. This 1995 Plan shall be administered by a compensation committee designated by the Board of Directors of the Corporation, which may include any persons (including any or all of the directors) designated by the Board of Directors (the administering body is hereafter referred to as the "Committee"). The Committee shall serve at the pleasure of the Board of Directors, which may from time to time, and in its sole discretion, discharge any member, appoint additional new members in substitution for those previously appointed and/or fill vacancies however caused. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. No person shall be eligible to be a member of the Committee if that person's membership would prevent the plan from complying with Section 16, if applicable to the Corporation. At such time as any class of equity security of the Corporation is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Act"), (i) the Committee shall consist of at least two members of the Board of Directors and (ii) no member of the Committee while a member thereof shall be granted Stock Options under this Plan, nor may any person be appointed to the Committee unless he was not granted or awarded stock options or shares of Common Stock under this 1995 Plan or any other plan of the Corporation at any time within the one-year period immediately prior to such appointment as provided in Rule 16b-3 promulgated under the Act.

      (b) Authority and Discretion of the Committee. Subject to the express provisions of this 1995 Plan and provided that all actions taken shall be consistent with the purposes of this 1995 Plan, and subject to ratification by the Board of Directors only if required by applicable law, the Committee shall have full and complete authority and the sole discretion to: (i) determine those persons who shall constitute key employees eligible to be Employee Participants; (ii) select the Participants to whom Stock Options shall be granted under this 1995 Plan; (iii) determine the size and the form of the Stock Options, if any, to be granted to any Participant; (iv) determine the time or times such Stock Options shall be granted including the grant of Stock Options in connection with other awards made, or compensation paid, to the Participant; (v) establish the terms and conditions upon which such Stock Options may be exercised and/or transferred, including the exercise of Stock Options in connection with other awards made, or compensation paid, to the Participant; (vi) make or alter any restrictions and conditions upon such Stock Options and the Stock received on exercise thereof, including, but not limited to, providing for limitations on the Participant's right to keep any Stock received on termination of employment; (vii) determine whether the Participant or the Corporation has achieved any goals or otherwise satisfied any conditions or requirements that may be imposed on or related to the exercise of Stock Options; and (viii) adopt such rules and regulations, establish, define and/or interpret these and any other terms and conditions, and make all determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of this 1995 Plan. Notwithstanding any provision of this 1995 Plan to the contrary, only Employee Participants shall be eligible to receive 1995 Plan ISOs. If the Common Stock is registered pursuant to Section 12 of the 1934 Act, then notwithstanding any provision of this 1995 Plan to the contrary, grants of Stock Options to non-employee directors must be uniformly offered to all such non-employee directors.

      (c) Applicable Law. This 1995 Plan, and all Stock Options shall be governed by the law of the state in which the Corporation is incorporated.

      Section IV. Terms of Stock Options.

      (a) Agreements. Stock Options shall be evidenced by a written agreement between the Corporation and the Participant awarded the Stock Option. This agreement shall be in such form, and contain such terms and conditions (not inconsistent with this 1995 Plan) as the Committee may determine. If the Stock Option described therein is not intended to be an Incentive Stock Option, but otherwise qualifies as an Incentive Stock Option, the agreement shall include the following, or a similar, statement: "This stock option is not intended to be an Incentive Stock Option, as that term is described in Section 422 of the Internal Revenue Code of 1986, as amended."

      (b) Term. Stock Options shall be for such periods as may be determined by the Committee, provided that in the case of 1995 Plan ISOs, the term of any such 1995 Plan ISO shall not extend beyond three months after the time the Participant ceases to be an employee of the Corporation. Notwithstanding the foregoing, the Committee may provide in a 1995 Plan ISO that in the event of the Permanent and Total Disability or death of the Participant, the 1995 Plan ISO may be exercised by the Participant or his estate (if applicable) for a period of up to one year after the date of such Permanent and Total Disability or Death. In no event may a 1995 Plan ISO be exercisable (including provisions, if any, for exercise in installments) subsequent to ten years after the date of grant, or, in the case of 1995 Plan ISOs granted to Ten Percent Stockholders, more than five years after the date of grant.

      (c) Purchase Price. The purchase price of shares purchased pursuant to any Stock Option shall be determined by the Committee, and shall be paid by the Participant or other person permitted to exercise the Stock Option in full upon exercise, (i) in cash, (ii) by delivery of shares of Common Stock (valued at their Fair Market Value on the date of such exercise), (iii) any other property (valued at its Fair Market Value on the date of such exercise), or
(iv) any combination of cash, stock and other property, with any payment made pursuant to subparagraphs (ii), (iii) or (iv) only as permitted by the Committee, in its sole discretion. In no event will the purchase price of Common Stock be less than the par value of the Common Stock. Furthermore, the purchase price of Common Stock subject to a 1995 Plan ISO shall not be less than the Fair Market Value of the Common Stock on the date of the issuance of the 1995 Plan ISO, provided that in the case of 1995 Plan ISOs granted to Ten Percent Stockholders, the purchase price shall not be less than 110% of the Fair Market Value of the Common Stock on the date of issuance of the 1995 Plan ISO.

      (d) Further Restrictions as to Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Corporation ISOs (determined without regard to this section) are exercisable for the first time by any Employee Participant during any calendar year exceeds $100,000, such Corporation ISOs shall be treated as options which are not Incentive Stock Options. For the purpose of this limitation, options shall be taken into account in the order granted, and the Committee may designate that portion of any Corporation ISO that shall be treated as not an Incentive Stock Option in the event that the provisions of this paragraph apply to a portion of any option, unless otherwise required by the Code or regulations of the Internal Revenue Service. The designation described in the preceding sentence may be made at such time as the Committee considers appropriate, including after the issuance of the option or at the time of its exercise. For the purpose of this section, Fair Market Value shall be determined as of the time the option with respect to such stock is granted.

      (e) Restrictions. At the discretion of the Committee, the Stock Options, as well as the Common Stock issued pursuant to the Stock Options, may be subject to restrictions on vesting or transferability. For the purposes of this limitation, options shall be taken into account in the order granted.

      (f) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Corporation may be required to collect income or other taxes upon the grant of a Stock Option to, or exercise of a Stock Option by, a holder. The Corporation may require, as a condition to the exercise of a Stock Option, or demand, at such other time as it may consider appropriate, that the Participant pay the Corporation the amount of any taxes which the Corporation may determine is required to be withheld or collected, and the Participant shall comply with the requirement or demand of the Corporation. In its discretion, the Corporation may withhold shares to be received upon exercise of a Stock Option if it deems this an appropriate method for withholding or collecting taxes.

      (g) Securities Law Compliance. Upon exercise (or partial exercise) of a Stock Option, the Participant or other holder of the Stock Option shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue or transfer Stock in compliance with the provisions of applicable federal or state securities laws. The Corporation, in its discretion, may postpone the issuance and delivery of Stock upon any exercise of this Option until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Corporation may consider appropriate. Furthermore, the Corporation is not obligated to register or qualify the shares of Common Stock to be issued upon exercise of a Stock Option under federal or state securities laws (or to register or qualify them at any time thereafter), and it may refuse to issue such shares if, in its sole discretion, registration or exemption from registration is not practical or available. The Corporation may require that prior to the issuance or transfer of Stock upon exercise of a Stock Option, the Participant enter into a written agreement to comply with any restrictions on subsequent disposition that the Corporation deems necessary or advisable under any applicable federal and state securities laws. Certificates of Stock issued hereunder may bear a legend reflecting such restrictions.

      (h) Right to Stock Option. No employee of the Corporation or any other person shall have any claim or right to be a participant in this 1995 Plan or to be granted a Stock Option hereunder. Neither this 1995 Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Corporation. Nothing contained hereunder shall be construed as giving any person any equity or interest of any kind in any assets of the Corporation or creating a trust of any kind or a fiduciary relationship of any kind between the Corporation and any such person. As to any claim for any unpaid amounts under this 1995 Plan, any person having a claim for payments shall be an unsecured creditor.

      (i) Indemnity. Neither the Board of Directors nor the Committee, nor any members of either, nor any employees of the Corporation or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this 1995 Plan, and the Corporation hereby agrees to indemnify the members of the Board of Directors, the members of the Committee, and the employees of the Corporation and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

      (j) Participation by Foreigners. Without amending this 1995 Plan, except to the extent required by the Code in the case of Incentive Stock Options, the Committee may modify grants made to participants who are foreign nationals or employed outside the United States so as to recognize differences in local law, tax policy, or custom.

      Section V. Amendment and Termination; Adjustments Upon Changes in Stock.

      The Board of Directors of the Corporation may at any time, and from time to time, amend, suspend or terminate this 1995 Plan in whole or in part; provided, however, that neither the Board of Directors nor the Committee may materially amend or modify the definition of Employee Participants, materially increase the benefits accruing to Participants, increase the number of shares of Common Stock reserved for purposes of this 1995 Plan, extend the term of this 1995 Plan, materially modify the requirements to be a Participant in this 1995 Plan, or otherwise modify this 1995 Plan in any way or manner requiring the approval of the Stockholders under the Code, or rules and regulations thereunder, or Section 16, if applicable to the Corporation, without Stockholder Approval and compliance with any applicable law, rules, or regulations. Except as provided herein, no amendment, suspension or termination of this 1995 Plan may affect the rights of a Participant to whom a Stock Option has been granted without such Participant's consent. The Committee is specifically authorized to convert, in its discretion, the unexercised portion of any 1995 Plan ISO granted to an Employee Participant to a Non-qualified Option at any time prior to the exercise, in full, of such 1995 Plan ISO. If there shall be any change in the Common Stock or to any Stock Option granted under this 1995 Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Corporation, appropriate adjustments may be made by the Committee (or if the Corporation is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation, or its designee) in the aggregate number and kind of shares subject to this 1995 Plan, and the number and kind of shares and the price per share subject to outstanding options, provided that such adjustment does not affect the qualification of any 1995 Plan ISO as an Incentive Stock Option. In connection with the foregoing, the Committee may issue new Stock Options in exchange for outstanding Stock Options.

      Section VI. Shares of Stock Subject to the Plan.

      The number of shares of Common Stock that may be the subject of awards under this 1995 Plan shall not exceed an aggregate of 550,000 shares. Shares to be delivered under this 1995 Plan may be either authorized but unissued shares of Common Stock or treasury shares. Any shares subject to an option hereunder which for any reason terminates, is canceled or otherwise expires unexercised, and any shares reacquired by the Corporation due to restrictions imposed on the shares, shares returned because payment is made hereunder in stock of equivalent value rather than in cash, and/or shares reacquired from a recipient for any other reason shall, at such time, no longer count towards the aggregate number of shares which have been the subject of Stock Options issued hereunder, and such number of shares shall be subject to further awards under this 1995 Plan, provided, first, that the total number of shares then eligible for award under this 1995 Plan may not exceed the total specified in the first sentence of this Section VI, and second, that the number of shares subject to further awards shall not be increased in any way that would cause this 1995 Plan or any Stock Option to not comply with Section 16, if applicable to the Corporation.

      Section VII. Effective Date and Term of this Plan.

      Provided there is Stockholder Approval on or before June 28, 1996, the effective date of this 1995 Plan is June 28, 1995 (the "Effective Date") and awards under this 1995 Plan may be made for a period of ten years commencing on the Effective Date. The period during which a Stock Option may be exercised may extend beyond that time as provided herein.

Date of Approval by Board of Directors:  June 28, 1995